Exhibit 15.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S ACKNOWLEDGEMENT LETTER
August 2, 2006
To the Board of Directors and Shareholders
of Helix Energy Solutions Group, Inc.:
We are aware of the incorporation by reference in the Registration Statement Forms S-3 (Nos. 333-103451 and 333-125276) and Forms S-8 (Nos. 333-126248, 333-58817, 333-50289 and 333-50205) of Helix Energy Solutions Group, Inc. of our report dated August 2, 2006 relating to the unaudited condensed consolidated interim financial statements of Helix Energy Solutions Group, Inc. that are included in its Form 10-Q for the quarter ended June 30, 2006.
Very truly yours,
/s/ Ernst & Young LLP
Houston, Texas